ICH CORPORATION
      500 North Akard
    Dallas, Texas 75201
       214. 954. 7111
                                                                    NEWS RELEASE
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FOR IMMEDIATE RELEASE

     DALLAS, TX--February 20, 1997--The ICH Corporation ("ICH") First Amended Joint Plan of Reorganization under Chapter 11 approved by the United States Bankruptcy Court for the Northern District of Texas became effective yesterday. The transfer records of all ICH public securities, including its 11 1/4% Senior Subordinated Notes due 1996 and 11 1/4% Senior Subordinated Notes due 2003 and its common stock and preferred stock, have been closed as of the close of business on February 19, 1997. Susan Brown, the former Chairman and CEO of ICH and the newly named Managing Trustee of the Lone Star Liquidating Trust, said she was pleased that the Chapter 11 cases of ICH and its subsidiaries have been concluded successfully and expeditiously with unsecured claims to be paid from the Trust an estimated 96(cents symbol) on the dollar (translating into approximately 99.9% on the face amount of the ICH Notes) and preferred and common shareholders allowed to retain a stake in the form of common stock in Reorganized ICH.

     According to the terms of the Plan, all assets of ICH, and its subsidiaries, other than assets valued in the aggregate at approximately $10.5 million which will be retained by Reorganized ICH, will be transferred to the newly established Trust. The Trust will be responsible for paying all administrative and priority claims. Unsecured creditors of ICH, including holders of ICH Notes, will receive an initial cash distribution and beneficial interests in the Trust entitling them to subsequent distributions of cash. March 3, 1997, has been established as the initial distribution date under the Plan for payment to holders of ICH Notes as of February 19, 1997. Subsequent distributions of available cash will be made on the last business day of each calendar quarter, commencing on March 31, 1997, so long as cash available for distribution exceeds a minimum amount. The Trustees

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have presently set that minimum at $10 million. The record date for such subsequent distributions will be 15 business days prior to the distribution date, and only holders of record of Trust Interests on the record date will be entitled to distributions. John Tobin, Jeff Schultz and Gregory Lathrop, former members of the ICH Unsecured Creditors Committee, have been named Supervisory Trustees of the Trust.

     Generally, preferred and common stockholders will be entitled to exchange their securities for stock in Reorganized ICH or may elect a cash payment in lieu of new stock. James R. Arabia has been named President and Chief Executive Officer of Reorganized ICH, and will also serve as a member of the board of directors of the reorganized company, together with Michael Dunn, Kenneth Giddens and Carl Robinson. All of the directors of Reorganized ICH are former members of the ICH Equity Committee. Reorganized ICH has entered into an agreement to purchase 100% of the outstanding stock of Sybra, Inc., an operating company which owns 150 Arby's restaurants in four states, for $16 million plus the repayment of certain indebtedness of Sybra, Inc., which indebtedness shall not exceed $23.7 million. The proposed sale will be accomplished in simultaneous transactions that will include the sale of certain of the Arby's restaurant properties to U.S. Restaurant Properties Master L.P. for $45 million, and the leasing of those properties by Sybra, Inc. These transactions are subject to, among other things, completion of due diligence, the purchasers obtaining financing for the transaction, and certain consents from third parties. Subject to the foregoing, the transactions are expected to close by April 18, 1997.

FOR FURTHER INFORMATION CONTACT:
Susan A. Brown (214) 954-7660
James R. Arabia (619) 587-8533

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